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April 2, 2002



Legg Mason Income Trust, Inc.
100 Light Street
Baltimore, MD  21202

Dear Sir or Madam:

         Legg Mason Income Trust, Inc. (the "Corporation") is a corporation organized under the laws of the State of Maryland by Articles of Incorporation dated April 28, 1987. You have requested our opinion on certain matters regarding the issuance of shares of the Corporation. As used in this letter, the term "Shares" means (i) the Primary Class and Institutional Class shares of common stock of the series known as Legg Mason High Yield Portfolio, (ii) the Primary Class and Institutional Class shares of common stock of the series known as Legg Mason Investment Grade Income Portfolio, (iii) the Primary Class and Institutional Class shares of common stock of the series known as Legg Mason U.S. Government Intermediate-Term Portfolio, and (iv) the shares of common stock of the series known as Legg Mason U.S. Government Money Market Portfolio. This opinion is effective with respect to a class of Shares only during the time that Post-Effective Amendment No. 33 to the Corporation's Registration Statement is effective and no other post-effective amendment or registration statement on Form N-1A purporting to register Shares of that class has become effective.

         We have, as counsel, participated in various corporate and other matters relating to the Corporation. We have examined copies of the Articles of Incorporation and By-Laws, the minutes of meetings of the directors and other documents relating to the organization and operation of the Corporation, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the issuance of the Shares has been duly authorized by the Corporation and that, when sold in accordance with the Corporation's Articles of Incorporation and By-Laws and the terms contemplated by Post-Effective Amendment No. 33 to the Corporation's Registration Statement, the Shares will have been legally issued and will be fully paid and nonassessable by the Corporation.

Legg Mason Income Trust, Inc.
April 2, 2002
Page 2



         We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 33 to the Corporation's Registration Statement on Form N-1A (File No. 33-12092) being filed with the Securities and Exchange Commission. We also consent to the reference to our firm in the Statement of Additional Information filed as part of Post-Effective Amendment No. 33 to the Corporation's Registration Statement.

                                            Sincerely,


                                            /s/  Kirkpatrick & Lockhart LLP
                                            -------------------------------
                                            KIRKPATRICK & LOCKHART LLP